News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2024 First Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Wednesday, May 15, 2024

Troy, MI, May 14, 2024 – Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights (compared to the prior year period)

•
Combined ratio was 96.7%, an improvement of 2.8 percentage points from Q1 2023
•
Expense ratio improved 2.6 percentage points to 34.7%
•
Net investment income increased 18.7% over the prior year period to $1.6 million
•
Net income allocable to common shareholders of $74,000, or $0.01 per share, based on 12.2 million weighted average shares outstanding

Management Comments

Nick Petcoff, CEO of Conifer, commented, "We are pleased to see the early signs of progress resulting from our strategic shift away from a risk-bearing carrier revenue model, toward wholesale agency,

production-based revenue. Results to date have been encouraging, and we are proud to report a profitable first quarter for Conifer. ”

Conifer Holdings, Inc. Page 2

May 14, 2024

Strategic Shift to Non-Risk Bearing Revenue

As previously announced, Conifer made the strategic decision to shift its revenue model to focus on a wholesale agency, production-based approach beginning in 2024. Progress to date has been steady, and the Company’s return to profitability in the first quarter of 2024 underscores the effectiveness of this strategic initiative.

Based on initial indications, Conifer ultimately plans to redirect all commercial gross written premium through its wholly owned managing general agency (“MGA”), Conifer Insurance Services (“CIS”). Accordingly, the Company anticipates that substantially all commercial lines business will be directly written by third-party insurers with A.M. Best ratings of A- or better by the end of the second quarter of 2024.

Conifer made considerable progress during the first quarter of 2024 in directing premium to capacity providers for coverage across multiple lines of business. Furthermore, the Company has ramped up transfer of cannabis premium to capacity providers and expects to ultimately shift all premium for this line of business to its capacity partners as well. The Company anticipates that this and other capacity initiatives will lead to substantially increased premiums placed for its agency segment and generate greater commission revenue over time.

The Company does plan to continue retaining and underwriting low-value homeowners business in Texas and the Midwest. As detailed in the Personal Lines results overview below, premium for the first quarter of 2024 increased 59.6% from the prior year period. Moreover, this line of business has demonstrated strong performance, leading to a combined ratio of 83.0% for the quarter.

Conifer Holdings, Inc. Page 3

May 14, 2024

2024 First Quarter Financial Results Overview

	At and for the Three Months Ended March 31,
	2024	2023	% Change
	(dollars in thousands, except share and per share amounts)

Gross written premiums	$24,313	$36,214	-32.9%
Net written premiums	15,931	18,342	-13.1%
Net earned premiums	16,887	21,952	-23.1%

Net investment income	1,552	1,307	18.7%
Change in fair value of equity securities	43	694	-93.8%

Net income (loss) allocable to common shareholders	74	1,001	**
Net income (loss) per share, diluted	$0.01	$0.08

Adjusted operating income (loss)*	188	307	**
Adjusted operating income (loss) per share, diluted*	$0.02	$0.03	**

Book value per common share outstanding	$0.21	$1.82

Weighted average shares outstanding, basic and diluted	12,222,881	12,215,849

Underwriting ratios:
Loss ratio (1)	62.0%	62.2%
Expense ratio (2)	34.7%	37.3%
Combined ratio (3)	96.7%	99.5%

2024 First Quarter Gross Written Premium

Gross written premiums decreased 32.9% in the first quarter of 2024 to $24.3 million, compared to

$36.2 million in the prior year period. This decrease reflects the Company’s planned decision to reduce premium leverage on our operating subsidiaries and focus on non-risk bearing revenue.

Conifer Holdings, Inc. Page 4

May 14, 2024

Commercial Lines Financial and Operational Review

	Three Months Ended March 31,
	2024	2023	% Change
	(dollars in thousands)

Gross written premiums	$12,762	$28,975	-56.0%
Net written premiums	8,287	12,241	-32.3%
Net earned premiums	8,797	17,123	-48.6%

Underwriting ratios:
Loss ratio	76.5%	61.4%
Expense ratio	32.7%	36.2%
Combined ratio	109.2%	97.6%

Contribution to combined ratio from net (favorable) adverse prior year development	0.5%	(4.8)%

Accident year combined ratio (1)	108.7%	102.4%

The Company’s commercial lines of business represented 52.5% of total gross written premium in the first quarter of 2024. As noted above, premium decreased considerably year over year as Conifer executed its planned shift over to its commission-based revenue model with our managing general agency, CIS. For example, as part of the planned reduction in premiums written, substantially all of the Security Guard program is now no longer being written on Conifer paper.

Conifer Holdings, Inc. Page 5

May 14, 2024

Personal Lines Financial and Operational Review

	Three Months Ended March 31,
	2024	2023	% Change
	(dollars in thousands)

Gross written premiums	$11,551	$7,239	59.6%
Net written premiums	7,104	6,101	16.4%
Net earned premiums	8,090	4,829	67.5%

Underwriting ratios:
Loss ratio	46.2%	65.3%
Expense ratio	36.8%	40.8%
Combined ratio	83.0%	106.1%

Contribution to combined ratio from net (favorable) adverse prior year development	(6.3)%	(8.1)%

Accident year combined ratio	89.3%	114.2%

Personal lines, representing 47.5% of total gross written premium for the quarter, consists primarily of low-value dwelling homeowner’s insurance in Texas and the Midwest.

Personal lines gross written premium increased 59.6% from the prior year period to $11.6 million for the first quarter of 2024, led by growth in the Company’s low-value dwelling line of business in Texas.

Conifer was pleased to report strong performance in the premium it chose to retain: Personal Lines business posted a combined ratio of 83.0% for the first quarter of 2024. This represents an improvement of more than 23 percentage points compared to the prior year period.

Conifer Holdings, Inc. Page 6

May 14, 2024

Combined Ratio Analysis

	Three Months Ended March 31,
	2024	2023

Underwriting ratios:
Loss ratio	62.0%	62.2%
Expense ratio	34.7%	37.3%
Combined ratio	96.7%	99.5%

Contribution to combined ratio from net (favorable)
adverse prior year development	(2.7)%	(5.6)%

Accident year combined ratio	99.4%	105.1%

Combined Ratio:

The Company's combined ratio was 96.7% for the three months ended March 31, 2024, an improvement of 2.8 percentage points compared to the prior year period. This strong performance serves as a testament to the effectiveness of the company's risk mitigation strategies and its commitment to sustained profitability.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $10.5 million for the first quarter ended March 31, 2024, down from $13.7 million in the prior year period. This resulted in a loss ratio of

62.0% for the first quarter of 2024, down slightly from the same period in 2023.

Expense Ratio:

The expense ratio demonstrated continued improvement in the first quarter, reflecting the Company’s sustained emphasis on expense management: the expense ratio for the first quarter of

2024 was 34.7%, down from 37.3% in the prior year period and below the Company’s near-term target of 35%.

Net Investment Income

Net investment income was $1.6 million for the quarter ended March 31, 2024, compared to

$1.3 million in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a small gain from the change in fair value of equity investments of $43,000, compared to a $694,000 gain in the prior year period.

Net Income (Loss) allocable to common shareholders

The Company reported net income allocable to common shareholders of $74,000, or $0.01 per share, for the first quarter of 2024.

Conifer Holdings, Inc. Page 7

May 14, 2024

Adjusted Operating Income (Loss)

Adjusted operating income was $188,000, or $0.02 per share, for the first quarter ended March 31, 2024. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Wednesday, May 15, 2024, at 8:30 a.m. ET to discuss results for the first quarter ended March 31, 2024.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast: On the Event Calendar at IR.CNFRH.com

Conference Call: 844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About Conifer Holdings

Conifer Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, Conifer offers specialty insurance coverage for both commercial and personal lines, marketing through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market under the symbol CNFR. Additional information is available on the Company's website at www.ir.cnfrh.com.

Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding: 1) net realized investment gains and losses, 2) change in fair value of equity securities and 3) Other gains (losses). We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Conifer Holdings, Inc. Page 8

May 14, 2024

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on April 1, 2024 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

Conifer Holdings, Inc. Page 9

May 14, 2024

Reconciliations of adjusted operating income (loss) and adjusted operating income (loss) per share:

	Three Months Ended March 31,
	2024	2023

	(dollar in thousands, except share and per share amounts)

Net income (loss)	$231	$1,001
Less:
Change in fair value of equity securities	43	694
Impact of fincome tax expense (benefit) from adjustments *	-	-
Adjusted operating income (loss)	$188	$307

Weighted average common shares, diluted	12,222,881	12,215,849

Diluted income (loss) per common share:
Net income (loss)	$0.02	$0.08
Less:
Change in fair value of equity securities	-	0.05
Impact of income tax expense (benefit) from adjustments *	-	-
Adjusted operating income (loss), per share	$0.02	$0.03

* The Company has recorded a full valuation allowance against its deferred tax assets as of March 31, 2024 and March 31, 2023, respectively. As a result, there were no taxable impacts to adjusted operating income from the adjustments to net income (loss) in the table above after taking into account the use of NOLs and the change in the valuation allowance.

Conifer Holdings, Inc. Page 10

May 14, 2024

	March 31	December 31,
	2024	2023
Assets
Investment securities:
Debt securities, at fair value (amortized cost of $134,219 and $135,370, respectively)	$120,534	$122,113

Equity securities, at fair value (cost of $2,374 and $2,385, respectively)	2,387	2,354
Short-term investments, at fair value	23,724	20,838
Total investments	146,645	145,305

Cash and cash equivalents	17,316	11,125
Premiums and agents' balances receivable, net	24,056	29,369
Receivable from Affiliate	1,155	1,047
Reinsurance recoverables on unpaid losses	73,807	70,807
Reinsurance recoverables on paid losses	5,075	12,619
Prepaid reinsurance premiums	20,486	28,908
Deferred policy acquisition costs	5,663	6,285
Other assets	6,875	6,339
Total assets	$301,078	$311,804

Liabilities and Shareholders' Equity
Liabilities:
Unpaid losses and loss adjustment expenses	$175,826	$174,612
Unearned premiums	55,231	65,150
Reinsurance premiums payable	2,399	246
Debt	24,946	25,061
Funds held under reinsurance agreements	24,211	24,550
Premiums payable to other insureds	8840	13,986
Accounts payable and accrued expenses	7,066	5,310
Total liabilities	298,519	308,915

Commitments and contingencies	—	—

Shareholders' equity:
Preferred stock, no par value (10,000,000 shares authorized; 1,000 issued and outstanding, respectively)	6,000	6,000
Common stock, no par value (100,000,000 shares authorized; 12,222,881 issued and outstanding, respectively)	98,132	98,100
Accumulated deficit	(86,609)	(86,683)
Accumulated other comprehensive income (loss)	(14,964)	(14,528)
Total shareholders' equity	2,559	2,889
Total liabilities and shareholders' equity	$301,078	$311,804

Conifer Holdings, Inc. Page 11

May 14, 2024

	Three Months Ended
	March 31,
	2024	2023

Revenue and Other Income
Premiums
Gross earned premiums	$34,232	$34,294
Ceded earned premiums	(17,345)	(12,342)
Net earned premiums	16,887	21,952
Net investment income	1,552	1,307
Change in fair value of equity securities	43	694
Agency commission income	4,336	430
Other income	260	196
Total revenue and other income	23,078	24,579

Expenses
Losses and loss adjustment expenses, net	10,520	13,713
Policy acquisition costs	7,013	4,721
Operating expenses	4,495	4,279
Interest expense	877	686
Total expenses	22,905	23,399

Income (loss) before equity earnings in Affiliate and income taxes	173	1,180
Equity earnings in Affiliate, net of tax	58	(179)
Income tax expense (benefit)	-	-

Net income (loss)	231	1,001
Preferred stock dividends	157	-
Net income (loss) allocable to common shareholders	74	1,001

Earnings (loss) per common share, basic and diluted	$0.01	$0.08

Weighted average common shares outstanding, basic and diluted	12,222,881	12,215,849